Exhibit 99.1

                                   Contacts:
                                   Stan Kazmierczak          Julie Myers
                                   Chief Financial Officer   Investor Relations
                                   510-413-1333              510-771-3380
                                   kaz@vina-tech.com         ir@vina-tech.com

                 VINA Technologies Announces Private Offering of
                            Common Stock and Warrants

NEWARK, Calif. - October 17, 2001 - VINA Technologies, Inc. (Nasdaq: VINA), today announced that it intends to sell up to approximately 25.32 million shares of its common stock and warrants to purchase up to 8.09 million additional shares through a private offering to institutional investors. The offering is expected to result in gross proceeds to the company, prior to the exercise of the warrants, of up to $16.18 million.

The financing will consist of a two-stage private placement of common stock. The first stage, which was funded today, involved the private placement of approximately 5.62 million shares at a price of $0.64 per share, resulting in the receipt of gross proceeds by VINA of approximately $3.59 million. The second stage of the investment will require stockholder approval under The Nasdaq Stock Market rules, since it would result in the issuance by the company of more than 20 percent of the company's outstanding shares. Subject to stockholder approval and other customary conditions, the second stage would involve the private placement of up to an additional 19.70 million shares at a price of $0.64 per share, expected to result in the receipt by VINA of up to an additional $12.59 million in gross proceeds.

The company will issue warrants in the first stage and second stage to purchase up to an aggregate of 8.09 million common shares at a price of $1.00 per share. The warrants have a three-year term, subject to earlier termination if VINA's share price equals or exceeds $2.00 for a period of 20 out of any 30 consecutive trading days.

The company stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Proceeds may also be used to make strategic investments, acquire or license technology or products, or acquire businesses that may complement its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Except for the historical information contained herein, the matters set forth in this press release, including the company's planned offering of common stock and warrants and the expected use of proceeds of the offering, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private

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Securities Litigation Reform Act of 1995. These  forward-looking  statements are subject to risks and uncertainties that may cause actual results to differ materially, including VINA's ability to obtain stockholder approval and other conditions that may affect VINA's ability to complete the offering, the expected closing date of the offering, the satisfaction of customary closing conditions,
the  effect  of  the  offering  on  VINA's  share   price,   changing   customer
requirements,   the  broadband   access  market  growth,   and  the  effects  of
technological advances and competition. For a discussion of additional factors that may cause results to differ, see VINA's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. These forward-looking statements speak only as of the date hereof. VINA disclaims any intent or obligation to update these forward-looking statements.